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                      WAIVER AND REIMBURSEMENT AGREEMENT



          Agreement ("Agreement") dated as of the 20th day of December, 2000 by and among Excelsior Funds, Inc., a Maryland corporation and a registered investment company under the Investment Company Act of 1940, as amended ("Excelsior"), and United States Trust Company of New York, a New York state-chartered bank and trust company ("United States Trust") and U.S. Trust Company, a Connecticut state bank and trust company ("U.S. Trust" and together with United States Trust, the Advisers").


                                  BACKGROUND

          The Advisers serve as investment advisers to the Biotechnology Fund (the "Fund") of Excelsior pursuant to an Investment Advisory Agreement among the Advisers and Excelsior dated as of May 31, 2000.

          The parties to this Agreement wish to provide for an undertaking by the Advisers to limit investment advisory or other fees and/or reimburse expenses of the Fund in order to improve the performance of the Fund.


                                   AGREEMENT

          THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

          The Advisers shall, from the date of this Agreement until March 31, 2001, waive investment advisory fees or other fees payable to the Advisers on behalf of the Fund and/or reimburse expenses of the Fund in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratio of the Fund shall not exceed 1.25% of average daily net assets of the Fund.

          Each of the Advisers acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

          This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflict of law provisions.

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


EXCELSIOR FUNDS, INC.                              UNITED STATES TRUST COMPANY
                                                   OF NEW YORK
By:                                                By:
   ---------------------------                        --------------------------
    Name:                                              Name:
    Title:                                             Title:


                                                   U.S. TRUST COMPANY
                                                   By:
                                                      --------------------------
                                                       Name:
                                                       Title: